Exhibit 99.3

ABC Acquisition Corp 1505 and Azaz Capital Corp.

Unaudited Pro Forma Balance Sheet

January 21, 2011

The following unaudited pro forma balance sheet gives effect to the Share Exchange Agreement entered into between ABC Acquisition Corp. 1505, a Nevada corporation (“ABC” or the “Company”) and Azaz Capital Corp., a corporation organized pursuant to the federal laws of Canada (“Azaz”) on January 21, 2011. The unaudited pro forma balance sheet has been prepared from the historical financial statements of ABC and Azaz and should be read in conjunction therewith.

On January 21, 2011 the Company consummated a Share Exchange Agreement, whereby it acquired 100% of the shares of Azaz in exchange for the issuance of 150,000,000 shares of common stock of the Company, par value $0.0001.  As a result of the transaction, the former shareholders of Azaz will have received approximately 98% ownership of the Company.

The above transaction has been accounted for as a reverse merger (recapitalization) with the Company being deemed the legal acquirer and Azaz being deemed the accounting acquirer.  Accordingly, the historical financial information presented in the financial statements is that of Azaz (since 15 November 2007, the date of inception) as adjusted to give effect to any difference in the par value of the issuer’s and the accounting acquirer’s stock with an offset to additional paid in capital.  The basis of the assets and liabilities of Azaz, the accounting acquirer, has been carried over in the recapitalization.  The terms of the Agreement were consummated on January 21, 2011 and ABC now owns 100% of the equity interests of Azaz.

Management believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma financial data. The unaudited pro forma financial statement information has been provided for informational purposes only and should not be considered indicative of the Company’s financial position or results of operations. In addition, the unaudited pro forma financial statement information does not purport to represent the future financial position or results of operations of the Company. The unaudited pro forma financial statement information should be read in conjunction with the Company’s audited financial statements as of September 30, 2010.

	Historical

	ABC Acquisition	Azaz		Pro forma	Consolidated
	Corp. 1505	Capital Corp.		Adjustments	Pro forma
Assets
Current Assets
Cash	$321	$55,593		$-	55,914
Short term investments	-	2,333		-	2,333

Total Assets	321	57,926		-	58,247

Liabilities and Stockholders' Deficit

Current Liabilities
Accounts payable and accrued liabilities	11,314	78,312		-	89,626
Advances from stockholder	1,625	3,222		-	4,847

Total Liabilities	12,939	81,534			94,473

Stockholders' Deficit
Common stock	340	1	1	15,000
			1	(1)	15,340
Additional paid-in capital	29,970	32,092	1	(57,927)	4,135
Accumulated comprehensive income	-	(2,788)			(2,788)
Accumulated deficit	(42,928)	(52,913)	1	42,928	(52,913)

Total Stockholders' Deficit	(12,618)	(23,608)		-	(36,226)
Total Liabilities & Stockholders' Deficit	$321	$57,926		$-	$58,247

1

To record the reverse merger and recapitalization of Azaz Capital Corp. including the elimination of ABC Acquisition Corp. 1505’s accumulated deficit and additional paid-in capital and the issuance of 150,000,000 common shares at a par value of $0.0001.